Exhibit 99.1

NATIONAL HEALTH PARTNERS

ANNOUNCES RECORD FINANCIAL RESULTS

Revenue soars almost 210% during the nine months ended

September 30, 2007 as gross profit for the same period increases over 1,350%

HORSHAM, Pennsylvania — (BUSINESS WIRE) — November 13, 2007 — National Health Partners, Inc. (OTCBB: NHPR - News), a leading provider of unique discount healthcare membership programs, announced today that revenue for the nine-month period ended September 30, 2007 increased almost 210% to $3,250,182 from $1,052,473 for the nine-month period ended September 30, 2006.  In addition, the company’s gross profit increased over 1,350% to $1,212,579 for the nine-month period ended September 30, 2007 compared to $83,455 for the nine-month period ended September 30, 2006.

The company also announced that its net loss per share decreased over 70% to $(0.06) for the nine months ended September 30, 2007 from $(0.22) for the nine months ended September 30, 2006.  The company expects to achieve record results for the 2007 fiscal year.

Q3 2007 Highlights

•                  Revenue for the nine months ended September 30, 2007 increased almost 210% to $3,250,182 from $1,052,473 for the nine-month period ended September 30, 2006.

•                  Gross profit increased over 1,350% to $1,212,579 for the nine-month period ended September 30, 2007 compared to $83,455 for the nine-month period ended September 30, 2006.

•                  Net loss per share for the nine months ended September 30, 2007 decreased over 70% to $(0.06) from $(0.22) for the nine months ended September 30, 2006.

 “We are very excited with the outstanding financial results we continue to produce each quarter,” stated David M. Daniels, President and Chief Executive Officer of National Health Partners.  “Our revenue increased over almost 210% to $3,250,182 for the nine months ended September 30, 2007 from $1,052,473 for the nine months ended September 30, 2006.  Equally impressive is that our gross profit increased over 1,350% to $1,212,579 for the nine-month period ended September 30, 2007 compared to only $83,455 for the nine-month period ended September 30, 2006, and our net loss per share decreased over 70% to $(0.06) for the nine months ended September 30, 2007 from $(0.22) for the nine months ended September 30, 2007.

“Each of these items shows how quickly our financial position has been improving across all metrics, notwithstanding the substantial difficulties we experienced when we changed merchant processors during the third quarter,” added Mr. Daniels.  “We have recently announced several major agreements with new business partners and are in the process of completing several more.  As such, we are going to be issuing a letter to shareholders within the next few days to highlight all of our achievements this past quarter and, more importantly, discuss the exciting plans that we have for the remainder of this year and throughout 2008 that will create new and diverse revenue-generating opportunities for the company.  We are moving quickly towards profitability in the face of all of the challenges we have faced.  I expect that our shareholders will be very impressed with where the company will be headed in both the near and long term.”

National Health Partners, Inc.

National Health Partners, Inc. is a national healthcare savings organization that provides discount healthcare membership programs to uninsured and underinsured people through a national healthcare savings network called “CARExpress.”  CARExpress is one of the largest networks of hospitals, doctors, dentists, pharmacists and other healthcare providers in the country and is comprised of over 1,000,000 medical professionals that belong to such PPOs as CareMark and Aetna.  The company’s primary target customer group is the 47 million Americans who have no health insurance of any kind.  The company’s secondary target customer group includes the 61 million Americans who lack complete health insurance coverage.  The company is headquartered in Horsham, Pennsylvania.  For more information on the company, please visit its website at www.nationalhealthpartners.com.

Safe Harbor Provision

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the company’s future financial position, business strategy, budgets, projected revenues and costs, and plans and objectives of management for future operations, are forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements.  Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, its ability to fund future growth and implement its business strategy, its ability to develop and expand the market for its CARExpress membership programs, demand for and acceptance of its CARExpress membership programs, its dependence on a limited number of preferred provider organizations and other provider networks for healthcare providers, as well as those factors set forth in the company’s Annual Report on Form 10-KSB and its other filings and submissions with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  Except as required by law, the company assumes no obligation to update or revise any of the information contained in this press release.

Contact

National Health Partners, Inc.

Alex Soufflas

Chief Financial Officer

(215) 682-7114

info@nationalhealthpartners.com

Source:  National Health Partners, Inc.